Exhibit 10.7

BRIGGS & STRATTON CORPORATION

Form 10-Q for Quarterly Period Ended September 30, 2007

POWERFUL SOLUTION INCENTIVE

COMPENSATION PROGRAM

Effective July 2, 2007

Effective 7-2-07

BRIGGS & STRATTON CORPORATION

POWERFUL SOLUTION INCENTIVE COMPENSATION PROGRAM

As adopted by the Compensation Committee on October 17, 2007

BRIGGS & STRATTON CORPORATION

POWERFUL SOLUTION INCENTIVE COMPENSATION PROGRAM

1.0 Objectives

The Powerful Solution Incentive Compensation Program (“Program”) supplements the Company’s EVA incentive compensation plans by providing financial incentives for designated key employees to achieve specific performance goals in Plan Years 2008, 2009 and 2010. The Committee believes that achievement of these goals will contribute to the long term consolidated results of the Company during this period.

The Program is structured such that after the close of a Plan Year an amount not to exceed the participant’s target incentive award under the applicable EVA incentive compensation plan is available to be awarded to the executive based on the achievement of performance goals that were established at the start of the year, with 50% of any Program Award provided as a cash bonus and 50% as restricted and/or deferred shares of the Company’s Stock (“Restricted and/or Deferred Stock”).

2.0 Participants and Performance Goals

Within ninety (90) days after the start of a Plan Year, the Committee will determine whether to make the Program effective for the year; if so, it will review the participants in the Program and their performance goals recommended by the CEO and COO, and will determine the participants and their goals. Participants will be selected from those employees of the Company or its subsidiaries who have a high degree of involvement and responsibility for implementing the Company’s strategy to evolve from an engine manufacturer to a full line provider of engines and end products. Performance goals will be selected and weighted based on the impact of the goals on EVA, other measurements identified in the Incentive Compensation Plan and achievement of the Company’s strategy.

3.0 Program Awards

After the close of a Plan Year, each participant’s manager shall evaluate the extent to which the participant achieved his or her performance goals and shall assign a performance factor to each goal. The performance factor may range from 0 to 1.5, with 0.5 representing threshold performance, 1.0 representing achievement of the targeted result, and 1.5 representing superior execution.

The Committee shall review the managers’ evaluations and determine the amount of any Program Award to be made to a participant. The award to a participant shall be his or her Target Incentive Award for the Plan Year multiplied by a performance rating, which shall be the product of the weight assigned to each Program performance goal multiplied by its performance factor. In no case may the Program performance rating exceed 1.0.

Program Awards will be prorated in accordance with the provisions of Section VII of the EVA Incentive Compensation Plan, and all awards are subject to applicable taxes. Program Awards are not subject to reduction for bonuses under any other plan, and may not be used to offset any deficit in the Bonus Bank.

4.0 Cash Bonus

The dollar amount of the cash bonus to be awarded to a participant shall be 50% of the participant’s Program Award for the Plan Year. The bonus shall be paid directly to the participant as soon a practical after being approved by the Committee.

5.0 Restricted and/or Deferred Stock Awards

The dollar amount of Restricted and/or Deferred Stock to be awarded to a participant shall be 50% of the participant’s Program Award for the Plan Year. The number of shares of Restricted and/or Deferred Stock awarded shall be determined by dividing (a) the dollar amount of such Restricted and/or Deferred Stock award by (b) the Fair Market Value of Company Stock on the date of grant as determined by the Committee, rounded (up or down) to the nearest 10 shares.

The Committee shall determine whether stock awards shall consist of Restricted Stock, Deferred Stock or a mix of each type of stock, and may consider each participant’s preference in making such determination. All shares of Restricted and/or Deferred Stock shall vest on the fifth anniversary of the date of grant regardless of whether such vesting date occurs before or after retirement, and shall have such other terms and conditions as the Committee shall determine.

6.0 Limitations on Awards and Carryover

The Premium Option and Stock Award Program states that the maximum number of shares of Restricted and/or Deferred Stock that may be granted to all Senior Executives for any Plan Year shall be 500,000. The Incentive Compensation Plan states that the maximum number of such shares that may be awarded to any executive in a fiscal year shall be 160,000.

If either of these limitations is in effect, the dollar amount of any Program stock award shall be reduced by proration based on the aggregate awards otherwise to be made to all stock recipients under all plans so that the limitation is not exceeded. The amount of any such reduction shall be carried forward and awarded in subsequent years to the extent the annual limitation is not exceeded in such years.

7.0 Termination

The Program may be terminated by the Committee at any time and shall automatically terminate after Plan Year 2010, subject to continuation as required to carry over one or more Program stock awards from a prior Plan Year due to the limitations stated in Section 6.0.

8.0 Definitions

All capitalized terms used herein that are not otherwise defined shall have the same meaning given to them in the EVA Incentive Compensation Plan adopted by the Committee and the Incentive Compensation Plan approved by shareholders.

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